                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12


                             DOCUCORP INTERNATIONAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
     (3) Filing Party:

         -----------------------------------------------------------------------
     (4) Date Filed:

         -----------------------------------------------------------------------

                                 [LOGO] DOCUCORP
                                  INTERNATIONAL
                    5910 North Central Expressway, Suite 800
                              Dallas, Texas 75206


                                                                October 28, 2003

Dear Stockholders:

     Enclosed is a proxy statement for the Annual Meeting of Stockholders to be held on Tuesday, December 9, 2003, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas at 9:00 a.m., local time. Also enclosed is a proxy card and a copy of the Annual Report to Stockholders for fiscal 2003.

     On the following pages you will find a Notice of Annual Meeting of Stockholders and Proxy Statement. The following items of formal business will be presented at the Annual Meeting:

     (i)  The election of six directors to the Board of Directors.

     (ii) The ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2004 fiscal year.

     I ask for your support for the foregoing items.

     During the Annual Meeting there will be a time for discussion, and I encourage you to present comments, questions and ideas at the Annual Meeting during the discussion period.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

     I hope that you are able to join us at the Annual Meeting.


                                     Sincerely,


                                     /s/ Michael D. Andereck
                                     -----------------------
                                     Michael D. Andereck
                                     President and Chief Executive Officer

                                 [LOGO] DOCUCORP
                                  INTERNATIONAL
                    5910 North Central Expressway, Suite 800
                              Dallas, Texas 75206

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 9, 2003


To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Docucorp International, Inc., a Delaware Corporation, will be held at the Hotel Crescent Court, Dallas, Texas, on December 9, 2003 at 9:00 a.m., local time, for the following purposes:

     (i)   The election of six directors to the Board of Directors.

     (ii) The ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2004 fiscal year.

     (iii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 24, 2003 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES).

                                    By Order of the Board of Directors,


                                    /s/ Barry R. Werner
                                    -------------------
                                    Barry R. Werner
                                    Secretary


October 28, 2003
Dallas, Texas

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 9, 2003

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Docucorp International, Inc. of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, December 9, 2003 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. The Annual Meeting will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to us prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of Docucorp.

                       ACTIONS TO BE TAKEN AT THE MEETING

     At the Annual Meeting, holders of Docucorp Common Stock will consider and vote for the election of six nominees as directors and ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2004 fiscal year. In addition, any other business as may properly come before the Annual Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors knows of no such other business that will be brought before the Annual Meeting as of the date of this Proxy Statement.

     Only holders of record of Common Stock at the close of business on October 24, 2003 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of October 10, 2003, we had outstanding, and entitled to vote at the Annual Meeting, approximately 9.8 million shares of Common Stock. Holders of record of Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.

     The presence, either in person or by properly executed proxy, of the holders of record of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting. The ratification of the selection of independent auditors requires the affirmative vote of the holders of a majority of the shares of the Common Stock represented at the Annual Meeting.

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the six nominees set forth in this Proxy Statement, (ii) for the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors and (iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

     If a stockholder owns shares in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes"). Abstentions and "broker non-votes" are counted as present and entitled to vote for the purposes of determining a quorum but are not counted for purposes of the election of a director; however, are counted as votes against other proposals.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Docucorp Common Stock as of October 10, 2003 for (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of Docucorp Common Stock, (ii) each director, (iii) each current executive officer listed in the Summary Compensation Table set forth under the caption "Executive Compensation" and (iv) all of the directors and current executive officers of Docucorp as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                          SHARES OWNED
                                                   ------------------------
                               NAME                  NUMBER        PERCENT
                               ----                -----------    ---------
        Michael D. Andereck (1)..................   1,039,738       10.6%
        Milledge A. Hart, III (2)................     297,312        3.0
        Anshoo S. Gupta (3)......................     110,738        1.1
        John D. Loewenberg (4)...................     128,320        1.3
        George F. Raymond (5)....................      81,658          *
        Arthur R. Spector (6)....................      58,368          *
        William D. Barry (7).....................     138,947        1.4
        B. Bruce Dale (8)........................     205,324        2.1
        Kerry K. LeCrone (9).....................      33,814          *
        James R. Skinner (10)....................      76,381          *
        All Directors and Executive
          Officers as a group (11 persons).......   2,248,600       22.9%

----------
  *  Less than one percent.


(1) Includes beneficial ownership, of which 96,678 shares are held in a trust which is not in Mr. Andereck's control. Mr. Andereck disclaims any beneficial ownership as to such shares. In addition, includes 100,000 shares of Common Stock issuable pursuant to exercisable stock options. The stockholder's address is c/o Docucorp, 5910 N. Central Expressway, Suite 800, Dallas, Texas 75206.
(2) Includes 74,000 shares of Common Stock issuable pursuant to exercisable stock options.
(3) Includes 110,000 shares of Common Stock issuable pursuant to exercisable stock options.
(4) Includes 95,758 shares of Common Stock issuable pursuant to exercisable stock options.
(5) Includes 70,000 shares of Common Stock issuable pursuant to exercisable stock options.
(6) Includes 54,000 shares of Common Stock issuable pursuant to exercisable stock options.
(7) Includes 136,000 shares of Common Stock issuable pursuant to exercisable stock options.
(8) Includes 167,480 shares of Common Stock issuable pursuant to exercisable stock options.
(9) Includes 29,000 shares of Common Stock issuable pursuant to exercisable stock options.
(10) Includes 74,000 shares of Common Stock issuable pursuant to exercisable stock options.

                              ELECTION OF DIRECTORS

     The following six persons have been nominated for election as directors at the Annual Meeting: Milledge A. Hart, III, Michael D. Andereck, Anshoo S. Gupta, John D. Loewenberg, George F. Raymond and Arthur R. Spector. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought. The Board of Directors recommends a vote FOR the election of each of the nominated directors.

                        DIRECTORS AND EXECUTIVE OFFICERS

     A brief description of each executive officer and director is provided below. Directors hold office until the expiration of their term of office or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. References to "Image Sciences" and "FormMaker" mean Image Sciences, Inc. and FormMaker Software, Inc., respectively, which were predecessors of Docucorp.

     MILLEDGE A. HART, III, 69, was appointed Chairman of the Board of Docucorp in 1997. He served as a member of Image Sciences' Board of Directors from 1985 to 1997. Mr. Hart is founder and currently Chairman of the Board of Hart Group, Inc. and Rmax, Inc. He also serves on the Board of Directors of The Home Depot, Inc., Lyco Energy Corporation, Patton Surgical Corporation and the Board of Regents of Southern Methodist University. Mr. Hart served as President of Electronic Data Systems from 1970 until his retirement in 1977.

     MICHAEL D. ANDERECK, 50, has been President and Chief Executive Officer of Docucorp since 1997. From 1984 to 1997, he was President, Chief Executive Officer and a director of Image Sciences. Mr. Andereck joined Image Sciences as Vice President of Finance in 1983. From 1975 to 1983, Mr. Andereck was with KPMG, where he attained the position of senior manager.

     WILLIAM D. BARRY, 45, became Senior Vice President, Sales and Marketing of Docucorp in 2000. Prior to joining Docucorp, Mr. Barry was Vice President of Sales and Marketing for BancTec. Prior to joining BancTec in 1999, he was Executive Vice President of CompuCom Systems, Inc. Mr. Barry has also held sales positions with TriStar Data Systems and Keystone Information Systems.

     B. BRUCE DALE, 40, has served as Senior Vice President, Products of Docucorp since 1997. He was Vice President of Product Development of Image Sciences from 1994 through 1997. Mr. Dale joined Image Sciences in 1986 as a Client Services Custom Software Developer. Since 1988, Mr. Dale held several management positions within Client Services, Marketing and Product Development. In 1992, he was appointed Director of Product Direction.

     JOHN H. GRAY, 53, became Senior Vice President, Finance and Administration of Docucorp in 2001. Prior to joining Docucorp, Mr. Gray was Executive Vice President and Chief Financial Officer of Fresh America Corp. From 1981 until 1998, Mr. Gray was employed by Club Corporation International ("CCI"), a privately held company, where he served most recently as Chief Accounting Officer and Chief Administrative Officer. Mr. Gray also served on CCI's Board of Directors. Prior to joining CCI, Mr. Gray was the Controller/Treasurer for USLife Title Insurance Company and Supervising Senior Accountant with KPMG.

     KERRY K. LECRONE, 59, became Senior Vice President, ASP of Docucorp in August 2001. Mr. LeCrone was Senior Vice President, Services of Docucorp from 1997 through 2001 and Senior Vice President, Technical and Processing Services of FormMaker from 1995 through 1997. Between 1974 and 1990, Mr. LeCrone served in various capacities for several insurance and financial service businesses with primary responsibilities for software development and operations. In 1990, Mr. LeCrone co-founded Adam Investment Services, a financial services company that became a leading retail investment management organization with more than $1.0 billion in assets under management.

     JAMES R. SKINNER, 43, became Senior Vice President, Professional Services of Docucorp in August 2001. From 1997 to 2001 Mr. Skinner was Vice President, Services of Docucorp. Mr. Skinner joined FormMaker in 1991 as Manager, Product Development. Prior to joining FormMaker, he worked for

Prentice Hall Professional Software where he obtained experience in retail software development, underwriting and marketing.

     ANSHOO S. GUPTA, 56, was elected as a director of Docucorp in 1998. He was President of Production Systems Group at Xerox Corporation ("Xerox") from 1999 to his retirement in 2002. From 1969 through 1998, Mr. Gupta held a series of financial, marketing, planning and General Management positions at Xerox. He is currently on the Board of Directors of Electronic Document Systems Foundation.

     JOHN D. LOEWENBERG, 63, became a director of Docucorp in 1997. He was previously Chief Executive Officer and President of FormMaker. From 1995 to 1996, he served as Executive Vice President and Chief Administrative Officer of Connecticut Mutual, a life insurance company. Prior to joining Connecticut Mutual, Mr. Loewenberg served as Senior Vice President of Aetna Life and Casualty, a multi-line insurer, and as Chief Executive Officer of Aetna Information Technology, the information systems company of Aetna Life and Casualty. Mr. Loewenberg is currently Non Executive Chairman of the Board of Applix, Inc., as well as a member of the Board of CompuCom Systems, Inc. He is also a trustee of several not for profit organizations.

     GEORGE F. RAYMOND, 66, became a director of Docucorp in 1997. He is a private investor and software industry consultant. He is a director of BMC Software Inc., a Houston-based, publicly held software firm. He is also a director of Atlantic Data Services and Emtec Corp., both publicly held software and services firms, as well as several privately held software companies. Mr. Raymond founded Automatic Business Centers, Inc. ("ABC"), a payroll processing company in 1972, and sold the company to CIGNA in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA, and sold ABC to Automatic Data Processing ("ADP") in 1989. In 1986, Mr. Raymond was Chairman of ITAA, the computer software and services trade association. Mr. Raymond has practiced as a Certified Public Accountant.

     ARTHUR R. SPECTOR, 63, has been a director of Docucorp since 1997. From 1995 to 1997, he served as Chairman of the Board and a director of FormMaker. Since 1997, Mr. Spector has served as managing director of the general partner and of the management company of Safeguard International Fund, L.P., an international private equity fund. Mr. Spector also serves as a director and officer of several portfolio companies of Safeguard International. From 1997 to 1998, Mr. Spector served as a managing director of TL Ventures LLC, a fund management company organized to manage the day-today operations of TL Ventures III L.P. and TL Ventures III Offshore L.P., which are venture capital partnerships investing in tandem. From 1995 to 1996, Mr. Spector served as Director of Acquisitions of Safeguard Scientifics, Inc. From 1998 to 2002, he served as a director of USDATA Corporation. He also serves as a director of Timminco Limited.

     Effective August 1, 2002 the Board of Directors adopted an Outside Directors Compensation Plan that includes an annual retainer fee of $10,000, board meeting fee of $1,250 for each face-to-face board meeting and an annual stock option grant of 10,000 shares. Directors are reimbursed for out-of-pocket expenses incurred for attendance at board meetings.

     The Board of Directors held six meetings in fiscal 2003. No director attended fewer than 75% of the meetings of the Board (and any committees thereof), which they were required to attend.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Through December 31, 2002, one of the members of our Board of Directors served as President of the Production Systems Group at Xerox. During the period August 1, 2002 through December 31, 2002, we paid Xerox approximately $875,000 for expenses related to various services agreements for the right to use equipment and associated maintenance. For both the years ended July 31, 2002 and 2001, we paid Xerox approximately $2.1 million. At July 31, 2002, accounts payable to Xerox was approximately $1,000. During the period August 1, 2002 through December 31, 2002 we recognized revenue from Xerox of approximately $128,000 related to the license of our products, maintenance fees and professional services consulting. For the years ended July 31, 2002 and 2001, we recognized revenue from Xerox of approximately $605,000 and $632,000, respectively. At July 31, 2002, accounts receivable from Xerox was approximately $253,000. Additionally, in December 2002, we entered into various capital lease agreements with Xerox for the rental of computer equipment at our ASP hosting facilities in the aggregate amount of approximately $3.2 million.

     All future transactions between Docucorp and our officers, directors and principal stockholders or their affiliates will be on terms no less favorable to us than may be obtained from unrelated third parties, and any such transactions will be approved by a majority of the disinterested directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Docucorp has appointed an Audit Committee, which currently consists of George F. Raymond, Chairman, Anshoo S. Gupta and Arthur R. Spector. The Audit Committee's duties are set forth in its charter, as amended to date. Each of the members of the Audit Committee is "independent," as defined by the rules of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Raymond is the Audit Committee financial expert serving on the Audit Committee. A discussion of the role of the Audit Committee is provided under "Report of the Audit Committee" below. The Audit Committee held ten meetings in fiscal 2003. The charter for the Audit Committee may be viewed at and obtained, free of charge, from our Internet website (HTTP://WWW.DOCUCORP.COM).

     The Board of Directors of Docucorp has also appointed a Compensation Committee, which currently consists of Milledge A. Hart, III, Chairman, John D. Loewenberg and Arthur R. Spector. The Compensation Committee's duties include reviewing and making recommendations to the Board of Directors regarding compensation and benefit plan matters, including executive officer compensation, director compensation, employee stock option grants, 401(k) plan matters, employee stock purchase plan matters and other defined benefit plan matters. The Compensation Committee held one meeting in fiscal 2003. The charter for the Compensation Committee may be viewed at and obtained, free of charge, from our Internet website (HTTP://WWW.DOCUCORP.COM).

     The Board of Directors established a Governance and Nominating Committee, which currently consists of Milledge A. Hart, III, Chairman, Anshoo S. Gupta, John D. Loewenberg, George F. Raymond and Arthur R. Spector. The duties of the Governance and Nominating Committee include recommending to the Board of Directors potential members to be added as new or replacement members to the Board of Directors and recommending corporate governance guidelines to the full Board of Directors. The Governance and Nominating Committee held one meeting in fiscal 2003. The charter for the Governance and Nominating Committee may be viewed at and obtained, free of charge, from our Internet website (HTTP://WWW.DOCUCORP.COM).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer has served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer has served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of Docucorp.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning cash compensation paid or accrued by us during the three-year period ended July 31, 2003 to or for our Chief Executive Officer and the four other highest compensated executive officers whose total compensation exceeded $100,000.

                                                                                LONG TERM
                                                     ANNUAL COMPENSATION       COMPENSATION
                                                 --------------------------       AWARDS
                                       YEAR       SALARY           BONUS        OPTIONS (#)
                                       ----      --------       -----------    ------------
Michael D. Andereck..................  2003      $360,000          $      0       50,000
President and CEO                      2002       340,000           115,000       50,000
                                       2001       320,000           170,000       50,000

William D. Barry.....................  2003      $217,000          $100,000       30,000
Sr. VP, Sales and Marketing            2002       205,000           117,500       30,000
                                       2001       190,000           120,000       30,000

B. Bruce Dale........................  2003      $217,000          $ 40,000       30,000
Sr. VP, Products                       2002       205,000            38,750       30,000
                                       2001       190,000            55,000       30,000

Kerry K. LeCrone.....................  2003      $217,000          $ 49,000       30,000
Sr. VP, ASP                            2002       205,000            73,500       30,000
                                       2001       190,000            85,500       30,000

James R. Skinner.....................  2003      $215,000          $ 95,000       30,000
Sr. VP, Professional Services          2002       200,000            58,500       30,000

     In January 1997, we entered into an employment agreement with Michael D. Andereck. The employment agreement has an indefinite term and provides that Mr. Andereck's salary is to be reviewed annually by the Board of Directors. Effective August 1, 2003, the Board of Directors set Mr. Andereck's annual base salary for fiscal 2004 at $370,000. In addition to base salary, the agreement allows for discretionary bonuses, participation in any 401(k) plan and stock option plan maintained by us and other fringe benefits that we maintain for our top-level executives. The agreement also contains severance provisions which, if triggered, entitle Mr. Andereck to monthly severance payments in an amount equal to Mr. Andereck's then-current monthly salary for a period of up to 12 months. The severance payments are triggered by the occurrence of any of the following events: termination of employment by us without cause, termination of employment by Mr. Andereck for good reason (which includes a material failure of us to observe or perform any material term of the employment agreement, the exclusion of Mr. Andereck from participation in any new compensation or benefit arrangement offered to similarly situated employees or a reduction in Mr. Andereck's level of responsibility, position, authority or duties), resignation by Mr. Andereck with 60 days' notice or total disability. The employment agreement also provides a non-competition provision prohibiting Mr. Andereck from competing against us while employed by us and for one year following the termination of payments to Mr. Andereck.

OPTION PLANS

     The following table sets forth certain information with respect to the options granted during the year ended July 31, 2003 to each executive officer listed in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                                                                    POTENTIAL REALIZABLE VALUE
                                          PERCENT OF                                  AT ASSUMED ANNUAL RATES
                                        TOTAL OPTIONS                                      OF STOCK PRICE
                                          GRANTED TO                                        APPRECIATION
                                OPTIONS   EMPLOYEES       EXERCISE OR                    FOR OPTION TERM (2)
                                GRANTED   IN FISCAL       BASE PRICE    EXPIRATION  ---------------------------
                NAME               #        YEAR           $/SH (1)        DATE          5%             10%
                ----            -------   ---------       ----------    ----------  ------------   ------------
Michael D. Andereck...........  50,000      8.5%            $7.34       10/30/2012    $230,804       $584,903
William D. Barry..............  30,000      5.1%            $7.34       10/30/2012    $138,483       $350,942
B. Bruce Dale.................  30,000      5.1%            $7.34       10/30/2012    $138,483       $350,942
Kerry K. LeCrone..............  30,000      5.1%            $7.34       10/30/2012    $138,483       $350,942
James R. Skinner..............  30,000      5.1%            $7.34       10/30/2012    $138,483       $350,942

------------
(1)  Fair market value as of the date of grant.
(2)  The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of Docucorp Common
     Stock. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table sets forth certain information with respect to the options exercised by each executive officer listed in the Summary Compensation
Table set forth under the caption "Executive Compensation" during the year ended
July 31, 2003 or held by such persons at July 31, 2003.

                                                                                                VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                                SHARES                       OPTIONS AT JULY 31, 2003           AT JULY 31, 2003 (2)
                               ACQUIRED        VALUE       ----------------------------     ----------------------------
                NAME          ON EXERCISE   REALIZED (1)   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                ----          -----------   ------------   -----------    -------------     -----------    -------------
Michael D. Andereck..........      --            --          100,000         100,000         $237,600         $181,400
William D. Barry.............      --            --          136,000          79,000         $325,634         $154,601
B. Bruce Dale................    43,337       $363,165       167,480          60,000         $828,314         $114,171
Kerry K. LeCrone.............    42,080       $396,199        29,000          60,000         $ 66,067         $114,171
James R. Skinner.............    45,217       $ 57,204        74,000          56,000         $183,884         $102,551

------------
(1) Based upon the sale price received for the underlying shares of Docucorp Common Stock.
(2) Based upon the closing price of Docucorp Common Stock on July 31, 2003, which was $6.81 per share.

     The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under our Equity Compensation Plan as of July 31, 2003. Our Equity Compensation Plan is the only equity compensation plan with options and similar rights outstanding at July 31, 2003. The Equity Compensation Plan has been approved by our stockholders.

                     NUMBER OF SECURITIES     WEIGHTED-AVERAGE       NUMBER OF SECURITIES
                      TO BE ISSUED UPON       EXERCISE PRICE OF     REMAINING AVAILABLE FOR
                         EXERCISE OF            OUTSTANDING          FUTURE ISSUANCE UNDER
                     OUTSTANDING OPTIONS,     OPTIONS, WARRANTS       EQUITY COMPENSATION
                     WARRANTS AND RIGHTS         AND RIGHTS                  PLAN
                    ---------------------    -------------------    -----------------------
1997 Equity
Compensation Plan          2,773,629                $4.49                  609,180

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, our directors and executive officers and persons who own more than 10% of Docucorp Common Stock, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and we are required to disclose in this proxy statement any failure to file by these dates. Based solely on our review of the copies of such forms received by us with respect to fiscal 2003, we believe that all of our directors, officers and persons who own more than 10% of a registered class of Docucorp's equity securities timely filed these reports.

                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph indicating the stock price performance of Docucorp Common Stock for the period beginning April 6, 1998 (the date of our initial public offering) and ending July 31, 2003 as contrasted with the Nasdaq Market Index and the Nasdaq Computer and Data Processing Index. The graph assumes that $100 was invested at the beginning of the period. No cash or stock dividends were paid during this period.

                           COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
             AMONG DOCUCORP INTERNATIONAL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX



DOCUCORP INTL INC
                                                             Cumulative Total Return
                                              -----------------------------------------------------
                                                7/98     7/99     7/00     7/01     7/02     7/03

DOCUCORP INTERNATIONAL, INC.                   100.00    62.75    57.35    59.30   212.55   106.82
NASDAQ STOCK MARKET (U.S.)                     100.00   142.74   203.74   109.40    72.32    94.48
NASDAQ COMPUTER & DATA PROCESSING              100.00   148.77   200.78   106.42    66.22    82.93

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board of Directors in accordance with applicable rules of the Securities and Exchange Commission and Nasdaq.

     Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of our independent accountants, reviews any non-audit services performed by our independent auditors, reviews the findings and recommendations of our independent auditors and periodically reviews major accounting policies and significant internal accounting control procedures.

     In this context, the Audit Committee has met and held discussions with management, who represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (as amended), Communication with Audit Committees. Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants their independence.

     Based upon the Audit Committee's discussion with management and the independent accountants, and the Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2003 filed with the Securities and Exchange Commission.

                                               Audit Committee

                                               George F. Raymond, Chairman
                                               Anshoo S. Gupta
                                               Arthur R. Spector

                      REPORT OF THE COMPENSATION COMMITTEE

     We are in a highly competitive industry. In order to succeed, we believe that we must be able to attract and retain outstanding executives, promote among them the economic benefits of stock ownership in Docucorp and motivate and reward executives who make contributions of special importance to the success of our business. We have structured our executive compensation program to support our strategic goals and objectives.

     As a matter of policy, the Compensation Committee believes that the compensation of the executive officers should consist of a base salary, contingent cash bonus and stock options. Base salary levels are based on generally subjective factors and include the contribution the executive officer made and is anticipated to make to our success, the level of experience and responsibility of the executive officer, the competitive position of our executive compensation and our historical levels of compensation for executive officers. Cash and/or stock bonuses are generally awarded based on the achievement of financial goals recommended by the Compensation Committee and approved by the Board of Directors. These goals may include a target range of revenue, pretax earnings, earnings per share or other objective measurement consistent with long-term stockholder goals. The Compensation Committee approves a target range for specific financial goals and a range of potential bonus amounts for each executive. Actual bonuses are awarded primarily based on the actual achievement level of the specified corporate goals compared to the target range of achievement. During fiscal 2003, the Compensation Committee also awarded discretionary bonuses to various executive officers, other than the Chief Executive Officer.

     Grants of Docucorp stock options are intended to align the interests of executives and key employees with the long-term interests of our stockholders and to encourage executives and key employees to remain in our employ. Grants are awarded subjectively based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions and anticipated contributions to the achievement of our financial and strategic objectives and the achievement of our financial and strategic objectives.

     Effective August 1, 2002, the Compensation Committee recommended an increase in the base salary of Mr. Andereck, Chief Executive Officer, from $340,000 to $360,000. The increase in base salary was intended to recognize Mr. Andereck's contribution toward the successful growth of Docucorp. During fiscal 2003, Mr. Andereck was awarded 50,000 non-qualified stock options at a per share exercise price of $7.34. At the conclusion of the year ended July 31, 2003, the Compensation Committee did not award a bonus to Mr. Andereck for fiscal 2003.

                                       Compensation Committee

                                       Milledge A. Hart, III, Chairman
                                       John D. Loewenberg
                                       Arthur R. Spector

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending July 31, 2004, subject to stockholder ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

FEES PAID TO, AND INDEPENDENCE OF, AUDITORS

     The following table sets forth the aggregate fees billed to us for the fiscal year ended July 31, 2003 and 2002 by our principal accounting firm, PricewaterhouseCoopers LLP:


    FISCAL
     YEAR       ANNUAL AUDIT FEES (1)   AUDIT RELATED FEES (2)   TAX FEES (3)   ALL OTHER FEES (4)
     ----       ---------------------   ----------------------   ------------   ------------------

     2003 .....      $192,000                  $ 4,000             $141,000           $2,000
     2002 .....      $198,000                  $ 4,000             $104,000           $5,000

(1) Annual audit fees relate to professional services rendered for the audit of our consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with review of documents filed with the Securities and Exchange Commission.
(2)  Audit related fees are for accounting advisory services.
(3) Tax fees include fees for tax planning, tax consultation, preparation of tax returns both in the United States and the United Kingdom and tax consulting related to expatriate assignees.
(4) For fiscal 2003, all other fees are for a subscription to a research database. For fiscal 2002, all other fees are for transfer pricing software.


     The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees and to set guidelines for permitted non-audit services and fees. All fees for fiscal 2003 requiring pre-approval were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

                             STOCKHOLDERS' PROPOSALS

     Any proposals that our stockholders desire to have presented at the 2004 annual meeting of stockholders must be received by us at our principal executive offices no later than August 31, 2004.


                                  MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors. We will pay the costs associated with preparing, printing and mailing the form of proxy and the material used in the solicitation thereof. In addition to the use of mails, proxies may be solicited by persons we regularly employ, by personal interview, telephone, e-mail and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and we may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Certain stockholders who hold their shares in street name and live in the same household may receive only one copy of this Proxy Statement and Annual Report. This practice is known as "householding." If you hold your shares in street name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker as well. We do not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.


By Order of the Board of Directors,


/s/ Barry R. Werner
-------------------
Barry R. Werner
Secretary


Dallas, Texas
October 28, 2003

                                                                PROXY
                                                    DOCUCORP INTERNATIONAL, INC.

   The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Docucorp International, Inc.
(the "Company") to be held on December 9, 2003, at 9:00 a.m., C.S.T., and the Proxy Statement in connection therewith, and (b)
appoints Milledge A. Hart, III and Michael D. Andereck, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of
Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment or postponement thereof, and the undersigned directs that his proxy be voted as follows:

1. ELECTION OF DIRECTORS

   [ ] FOR nominees listed below except                          [ ] WITHHOLD AUTHORITY to vote for all nominees listed below as marked to the contrary below

       MILLEDGE A. HART, III,  MICHAEL D. ANDERECK, ANSHOO S. GUPTA, JOHN D. LOEWENBERG, GEORGE F. RAYMOND AND ARTHUR R. SPECTOR
    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

    --------------------------------------------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

                            [ ] FOR                          [ ] AGAINST                        [ ] ABSTAIN

3. To vote upon other such matters that may legally come before the meeting or any adjournment or postponement thereof.

                                          (Continued and to be signed on the reverse side)

     (Continued from other side) If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL
NOMINEES FOR DIRECTORS AND FOR THE ONE OTHER PROPOSAL SET FORTH.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

                                                                               Dated:
                                                                               ----------------------------------------------------


                                                                               ----------------------------------------------------
                                                                               Signature


                                                                               ----------------------------------------------------
                                                                               (Signature if held jointly)

                                                                               Please date the proxy and sign your name exactly as
                                                                               it appears hereon. Where there is more than one
                                                                               owner, each should sign. When signing as an attorney,
                                                                               administrator, executor, guardian or trustee, please
                                                                               add your title as such. If executed by a corporation,
                                                                               the proxy should be signed by a duly authorized
                                                                               officer. Please sign the proxy and return it promptly
                                                                               whether or not you expect to attend the meeting. If
                                                                               you do attend, you may revoke your proxy and vote in
                                                                               person if you so desire.


                            PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY AT THE ADDRESS STATED ABOVE.